Exhibit 99.1

Contact: Courtney Guertin Corporate Communications 401-457-9501 courtney.guertin@linmedia.com

LIN Media and CBS Corporation Renew Network Affiliation Agreements in 10 Markets

AUSTIN, TX, August 28, 2014 - LIN Media LLC (“LIN Media”; NYSE:LIN), a local multimedia company, today announced that its subsidiaries signed comprehensive, long-term agreements that renew its CBS network affiliations in 10 markets nationwide.

The agreements include renewals for LIN Media’s CBS affiliates, including: WIAT-TV in Birmingham, AL; WIVB-TV in Buffalo, NY; KRQE-TV, KBIM-TV and KREZ-TV in Albuquerque, NM; WPRI-TV in Providence, RI; WANE-TV in Fort Wayne, IN; WTHI-TV in Terre Haute, IN; KIMT-TV in Mason City, IA; KOIN-TV in Portland, OR; WKBN-TV in Youngstown, OH and WLFI-TV in Lafayette, IN.

"We are pleased to have reached long-term agreements with CBS,” said Vincent L. Sadusky, President and Chief Executive Officer of LIN Media. “Our stations are important assets to our local communities and these new agreements ensure that LIN Media and CBS will continue to serve local viewers with high-quality network programming.”

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, and a diverse portfolio of websites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens.
LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes. The Company’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands. LIN Media LLC trades on the NYSE under the symbol “LIN”. The Company regularly uses its website as a key source of Company information and can be accessed at www.linmedia.com.